EXHIBIT 32
SECTION 1350 CERTIFICATIONS
To my knowledge, this Annual Report on Form 10-K for the period ended December 31, 2013 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of State Street Corporation.

Date:	February 21, 2014	By:	/s/ JOSEPH L. HOOLEY
Joseph L. Hooley, Chairman, President and Chief Executive Officer

Date:	February 21, 2014	By:	/s/ MICHAEL W. BELL
Michael W. Bell. Executive Vice President and Chief Financial Officer